A. O. Smith Corporation - Script
                   Third Quarter 2003 Earnings Conference Call
                   October 14, 2003 at 10:21 a.m. Eastern Time

Slide 1

         A. O. Smith Corporation Logo

              Third Quarter 2003
                Conference Call

Introduction - Craig Watson

Good morning ladies and gentlemen and thank you for joining us on this conference call. With me this morning participating in the call are Ken Krueger, Chief Financial Officer; and John Kita; Treasurer and Controller.

Before we begin with Ken's remarks I would like to remind you that some of the comments that will be made during this conference call, including answers to your questions, could constitute forward-looking statements. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in this morning's press release.

I'd also like to point out that this conference call is accompanied by slides on our website so please feel free to follow along while we conduct the call.

Ken ...

Thank you Craig.


Slide 2

                              Third Quarter Results
                         (in millions, except per share)

                       2003           2002          change
                      ------         ------         ------
Sales                 $356.4         $352.4           $4.0

Net Earnings             6.0           10.0           (4.0)

EPS                    $0.20          $0.34         $(0.14)
                      ======         ======         ======

Third Quarter Results - Ken Krueger

Third quarter earnings were 20 cents per share or approximately $6.0 million, compared with 34 cents per share or $10 million earned in last year's third quarter. Third quarter sales were $356 million compared with $352 million last year. I will address comparisons to last year later under business unit performance.

From a forecast perspective, on September 24th we announced an expected shortfall in pretax earnings of approximately $11 million, compared with our prior forecast of approximately $20 million. This shortfall was due to the costs related to timing delays and disruptions caused by significant transitions in both businesses. These transitions included the repositioning of electric motor manufacturing to Mexico and China, and the launch of flammable vapor resistant water heaters.


Slide 3

            Earnings Forecast

Q4 03                            $.42 - $.47
2003                            $1.75 - $1.80
2004                            $2.40 - $2.60


Earnings Forecast

Due to the lower third quarter results, as well as fourth quarter inventory reduction initiatives in the motors business, we lowered the full year outlook for 2003 to a range of between $1.75 and $1.80 per share.

We are disappointed in this earnings reduction, but expect to be back on track as we move forward. In the fourth quarter, we believe our water heater business will be generating double digit operating margins. And though our motors business will experience some fixed cost absorption issues in the fourth quarter, we expect to see significant cost advantages in 2004. As a result of the efforts to reposition manufacturing, we believe the motors business should generate incremental pretax earnings of at least fifteen million dollars in 2004. In Water Systems, the introduction of new regulation mandated product, as well as product standardization efforts and plant rationalization programs, are expected to generate in excess of twenty million pretax dollars. Accordingly, we are projecting 2004 earnings to range between $2.40 and $2.60 per share, compared with this year's estimate of $1.75 to $1.80.


Now I would like to go through a more detailed review of the third quarter.

Slide 4

                              Third Quarter Results
                    (in millions, except per share earnings)

                               2003           2002        change
                            -------        -------        ------
Electrical Products         $ 201.2        $ 197.5        $  3.7
Water Systems                 155.2          154.9           0.3
                            -------        -------        ------

Total Sales                 $ 356.4        $ 352.4        $  4.0

Net Earnings                    6.0           10.0          (4.0)

EPS                         $  0.20        $  .034        $(0.14)
                            =======       ========        ======

Shares                         29.8           29.5           0.3

Third quarter financials

Third quarter pretax earnings were approximately $11 million lower than our forecast at the end of the second quarter. As you'll recall, in anticipation of the launch of the flammable vapor resistant product in the third quarter, customers purchased significant quantities of residential gas water heaters in the second quarter. The resulting sales reduction in the third quarter, coupled with the disruption in manufacturing schedules caused by the pre-buy activity and the launch of the new product, negatively impacted forecasted profits by approximately $6.5 million in the third quarter. We believe this disruption has run its course and expect performance in the water heater business to be back on track in the fourth quarter.

In the electric motor business, profits fell about $4.5 million below forecast due to a combination of reasons. Sales volumes were below expectations, generating operating profit that was $3 million less than forecasted. Previously announced efforts to reposition U.S. production to lower cost Mexican facilities were largely completed, although somewhat later in the quarter than we had forecasted. As a result, savings from this transition came later than anticipated generating a profit shortfall of $1.5 million in the quarter. Manufacturing costs were higher than expected during the final stages of the transition, also negatively impacting third quarter profitability by approximately $2.5 million.

As you may recall from last quarter, motor inventory levels have grown in order to assure customer deliveries during the shift in production. Inventories are also higher due to manufacturing schedules that anticipated higher sales levels. Motor inventory levels increased during the quarter, causing an improvement in fixed cost absorption of approximately $2.5 million. As we reduce production to rebalance inventory in the fourth quarter, we will under-absorb fixed costs. This under-absorption will adversely affect fourth quarter operating profit.

Slide 5


            2003 Cash Flow
       Cash Flow from Operations
            ($ in millions)

    Q1                             (11)
    Q2                               5
    Q3                              32


Cash Flow

Operating cash flow for the first nine months of the year was $26 million dollars. During the third quarter, the company generated $32 million in operating cash flow. Cash flow is typically weighted to the second half of the year due to the seasonality of motor sales to the HVAC and pump markets in the first half of the year, which tends to build up receivables at June 30.

In addition to this seasonality, two other factors had pronounced impacts, causing increases in receivables and inventory. Electrical Products repositioning to Mexico and China required increased inventory levels to minimize customer service disruption through the transition. The launch of flammable vapor resistant water heaters on July 1 caused pressure on both receivables and inventories at Water Systems at the end of the second quarter. During the third quarter, receivables declined $47 million while inventories increased $16 million.

For the full year, we are projecting operating cash flow of approximately $60 to $70 million, as working capital returns to normalized levels, coupled with specific efforts to reduce motor inventory.

Year to date, capital spending is $28 million compared with depreciation of $39 million. For the full year, we are projecting capital spending of approximately $40 to $45 million and depreciation of about $50 million.

Slide 6

           Debt-to-Capital

12/31/02                      33%
6/30/03                       34%
9/30/03                       33%

Debt to Capital

As a result of the positive cash flow in the third quarter, our debt to capital ratio declined to 33% from 34% at the end of June.

Now I'd like to move on to a discussion of the operating performance in our Electrical Products and Water Systems businesses compared to last year.

Slide 7


                               Electrical Products
                                  (in millions)

                      Q3 03         Q3 02         change           %
                      -----         -----         ------        -------
Sales                 197.2         197.5          (0.3)          0%
China                   4.0             -           4.0
                      -----         -----         ------
Total                 201.2         197.5           3.7           2%

EBIT                    9.6          10.3          (0.7)         -7%

EBIT Margin             4.8%          5.2%


Electrical Products

Sales of $201 million in our Electrical Products business were slightly higher compared with last year's third quarter. Sales from last year's China acquisition and increased sales of air conditioning motors and motors sold through the distribution channel, offset lower sales of motors for pump, subfractional and general industry applications.

Operating profit at Electrical Products declined to $9.6 million from $10.3 million last year. Third quarter EBIT margin was 4.8% of sales. The decline in operating margin was due to the repositioning disruptions as well as last year's acquisitions, whose sales do not yet contribute to profitability.

Slide 8

                             EPC Plant & Production
                                 Repositionings

o    3 plants closed in 2003

     -    Monticello - closed Q1
     -    Athens - closed Q2
     -    Ripley - closed Q3

o    Significant production from 4 other plants
o    Shenzhen - capacity for 30,000 motors per day
o    Changzhou - production start-up in fourth quarter
o    Taicang hermetic motor manufacturing


EPC Repositioning

Though we are disappointed with the earnings shortfall related to the repositioning activities at Electrical Products, we also believe we have achieved significant results considering the number of simultaneous relocation activities. During 2003, three facilities were closed: Monticello, Indiana; Athens, Tennessee and Ripley, Tennessee. Additionally, we have moved significant amounts of production from four other U.S. facilities.

In China, we are producing 25,000 motors a day at our Shenzhen facility and have begun to qualify product for manufacture in our newly acquired facilities outside of Shanghai.

On a related note, we are happy to announce the pending acquisition of Taicang Special Motor Co., Ltd. We have a letter of intent in place, and expect to close this transaction in the next several weeks. This addition expands our motor manufacturing capability in China, by adding hermetic motor manufacturing capacity.

Slide 9

                                  Water Systems
                                  (in millions)

                        Q3 03              Q3 02            change          %
                        -----              -----            ------       ------
Sales                   155.2              154.9              0.3          0%

EBIT                      7.9               13.4             (5.5)       -41%

EBIT Margin               5.1%               8.6%

Water Systems

Water Systems third quarter sales of $155 million were flat compared with the third quarter of last year. Higher sales driven by the price increase introduced earlier in the year to offset higher steel costs, as well as higher prices for flammable vapor product, and a more than 40 percent increase in sales at our Chinese operation offset lower unit sales of both residential and commercial water heaters.

Operating profit of 7.9 million dollars was 5.5 million lower than last year due to the disruptions related to the flammable vapor resistant product launch discussed earlier.

Slide 10

                                  Water Systems
                        Regulatory Changes & New Products

o    Flammable Vapor
     -    All 30, 40 and 50 gallon gas water heaters; manufacturing began July 1
     -    All other gas heaters in 2004

o    NAECA efficiency mandate - Jan. 2004


Regulatory Product Introductions

The wholesaler inventory levels related to the flammable vapor resistant product pre-buy have diminished and we believe production and deliveries will return to normal in the fourth quarter. Right now, the flammable vapor resistant product line consists of all gas units in the 30, 40 and 50-gallon capacities. In 2004, the balance of the residential gas product line will be subject to the mandate.

NAECA, the National Appliance and Energy Conservation Act will require an efficiency improvement of four percentage points for electric water heaters and five percentage points for gas water heaters, beginning in January 2004.

Slide 11

                                  Water Systems
                             Standardization Program

o Leverage flammable vapor & new efficiency products to standardize the residential product line

o    Facility rationalization
     -    Ashland City - residential product
     -    McBee - commercial product
     -    Juarez

o    $5 million in pretax savings in 2004

Product Standardization

In connection with the introduction of the new products, we have launched a program to "standardize and customize" the Water Systems product line. This program will benefit our business in three ways: first, standardizing the basic design will allow us to build product in plants closest to their end market, maximizing logistics and shipping efficiencies. Secondly, these products, while having a standard "chassis", will allow for customized configuration further along in the assembly process, minimizing the cost of product variation. And third, this "standardize and customize" program allows us to streamline our manufacturing operation while enhancing customer service.

In connection with product standardization, we recently announced plans to consolidate the North American manufacture of residential water heaters at our Ashland City, Tenn., and Juarez, Mexico, facilities. The initiative, which will involve transferring residential production from the McBee, S. C. plant, will be complete by the first quarter of 2004. At the same time, we are consolidating most of our commercial manufacturing in our McBee facility, which involves the transfer of production from Ashland City, Tennessee and El Paso, Texas. We expect the product standardization and plant rationalization programs to generate approximately $5 million in incremental savings in 2004.

Slide 12

                             2003 Earnings Forecast

                               2003 est.                  2002
                               ---------                  ----
Fourth Quarter                 $.42 - .47                $ 0.38
Full Year                     $1.75 - 1.80               $ 1.86

Outlook

Now I'd like to talk about the outlook.

As I said earlier, we are committed to inventory reduction in our motors business, which will cause underabsorption of fixed costs and margin compression in the fourth quarter.

On the other hand, we expect strong margin performance in the water heater business, as the costs and disruption due to the new product launch are now behind us.

In summary, we expect full year earnings of between $1.75 and $1.80 per share.

Slide 13

2004

                             2004 Earnings Forecast

     $2.40 - $2.60
o    Incremental pretax earnings
     -    EPC - reduced conversion costs: $15 million
     -    WPC regulatory changes, new product: $15 million
     -    WPC/State standardization: $5 million

As we look ahead to 2004, we have a strong base for performance. The year 2003 has been one of both challenge and accomplishment. During the year we have transferred half of our domestic motor manufacturing operations to lower cost facilities in Mexico and China. In the water heater business we have undergone the most significant product line transformation in our history. These transformations will be largely behind us by year-end, and we expect to be on track with our long-term strategic direction. Accordingly, we expect financial performance in 2004 to be in line with our strategic plan, in a range of $2.40 to $2.60 per share.

This profit improvement will be driven largely by the efforts completed in 2003. In the motors business, we expect that a full year's impact of the transition to Mexico, as well as the ramp-up in China, will generate pretax earnings of $15 million.

In the water heater business, a full year's sales of flammable vapor resistant product, as well as the introduction of NAECA compliant product will generate $15 million pre-tax. The focusing of commercial water heater production in our McBee, South Carolina plant, with residential product transitioned to Ashland City, Tennessee is expected to provide $5 million in pre-tax impact.

These three items will generate a collective $35 million pre-tax improvement and serve as the underlying drivers for the projection of $2.40 to $2.60 per share earnings in 2004.

Slide 14

A. O. Smith Corporation Logo

Q&A

(Craig speaks)

That completes our opening remarks and we are now ready for your questions. As a reminder please limit your inquiries to one or two questions at a time so that everyone interested has an opportunity to participate. Operator ....

(Ken speaks)

Conclusion

While we are not happy about our financial results in the third quarter, we are confident that the programs in place will significantly enhance our operating margins In the long run. We look forward to updating you again next quarter.